EXHIBIT 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 2 of (i) our report dated September 27, 2005 relating to the consolidated financial statements of Accupoll Holding Corp and Subsidiaries as of June 30, 2005 and 2004 and for the three year period ended June 30, 2005; and
(ii) our report dated September 27, 2005 with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of AccuPoll Holding Corp., which appear in such Registration Statement, as amended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California
November 8, 2005